EXHIBIT 10.51
SIXTH AMENDMENT AND WAIVER
TO AMENDED AND RESTATED CREDIT AGREEMENT
          THIS SIXTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT (“Sixth Amendment”), dated as of June 8, 2009, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK, N.A., a national banking association formerly known as Union Bank of California, N.A. (“Bank”).
RECITALS:
A. Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of October 24, 2007, as amended by (i) that certain First Amendment dated as of January 14, 2008, (ii) that certain Second Amendment dated as of May 13, 2008, (iii) that certain Third Amendment dated as of August 19, 2008, (iv) that certain Fourth Amendment dated as of January 30, 2009 and (v) that certain Fifth Amendment dated as of April 6, 2009 (as so amended, the “Agreement”), pursuant to which Bank agreed to make various credit facilities available to Borrower in the respective amounts provided for therein.
B. Pursuant to Section 6.5(a) of the Agreement, Borrower agreed, among other things, to achieve, on a consolidated basis with its Subsidiaries, EBITDA of not less than Four Million Five Hundred Thousand Dollars ($4,500,000) for each fiscal quarter ending after December 31, 2008. Borrower failed to comply with Section 6.5(a) of the Agreement for the fiscal quarter ended March 31, 2009, which failure constitutes an Event of Default under Section 8.1(c) of the Agreement.
C. Pursuant to Section 6.5(b) of the Agreement, Borrower agreed, among other things, to achieve, on a consolidated basis with its Subsidiaries, total EBITDA of not less than Nineteen Million Five Hundred Thousand Dollars ($19,500,000) as of the last day of each fiscal quarter ending after December 31, 2008, for the four (4) consecutive fiscal quarters ending on such date. Borrower failed to comply with Section 6.5(b) of the Agreement as of the close of the fiscal quarter ended March 31, 2009, which failure constitutes an Event of Default under Section 8.1(c) of the Agreement.
D. Borrower has requested that Bank agree to waive the Events of Default described in Recitals B and C hereinabove. Bank is willing to so waive such Events of Default, subject, however, to the terms and conditions of this Sixth Amendment.
E. In addition to the foregoing waivers, Borrower has requested that Bank agree to amend the Agreement in certain respects. Bank is willing to so amend the Agreement, subject, however, to the terms and conditions of this Sixth Amendment.
AGREEMENT:
          In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
2. Waivers.
     (a) Subject to the terms and conditions set forth in this Sixth Amendment, Bank hereby waives the Events of Default that occurred under Section 8.1(c) of the Agreement as a result of Borrower’s failure to comply with Section 6.5(a) and Section 6.5(b) of the Agreement, all as more specifically described in Recitals B and C hereinabove.
     (b) The waivers provided for in subsection (a) of this Section 2 are limited precisely as written and shall not be deemed to excuse Borrower’s further performance of Section 6.5(a) or Section 6.5(b) of the Agreement, as amended by this Sixth Amendment, or of any other condition, covenant or term contained in the Agreement, as amended by this Sixth Amendment, or any other Loan Document. Any failure or delay on the part of Bank in the exercise of any right, power or privilege under the Agreement, as amended by this Sixth Amendment, or any other Loan Document shall not operate as a waiver thereof.
3. Amendments To The Agreement.
     (a) Section 1 of the Agreement is hereby amended by adding new definitions of “Reserve” and “Reserve Amount” thereto in the appropriate alphabetical order, which shall read in full as follows:
          “‘Reserve’ shall mean a borrowing reserve established in connection with the Revolving Credit Commitment, which Reserve shall remain in effect thereunder if and only if Borrower is a party to any factoring program or similar arrangement with a factor reasonably satisfactory to Bank, pursuant to which the accounts receivable of Borrower owing by its largest account debtor are being factored by such factor.”
          “‘Reserve Amount’ shall mean the amount of the Reserve, which shall be Seven Million Five Hundred Thousand Dollars ($7,500,000) from and after the effective date of the Sixth Amendment.”
     (b) Section 1 of the Agreement is hereby further amended by adding a new definition of “Sixth Amendment” thereto in the appropriate alphabetical order, which shall read in full as follows:
          “‘Sixth Amendment’ shall mean that certain Sixth Amendment to this Agreement, dated as of June 8, 2009, by and between Borrower and Bank.”
     (c) Section 2.1 of the Agreement is hereby amended to read in full as follows:
          “2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, from the effective date of the Sixth Amendment to this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Event of Default then has occurred and is continuing, Bank will make one or more revolving loans (collectively, the ‘Revolving Loans’ and individually, a ‘Revolving Loan’) to Borrower as Borrower may request from time to time; provided, however, that (a) the aggregate outstanding principal amount of all such Revolving Loans at any one time shall not exceed the difference of (i) Forty Million Dollars ($40,000,000) less (ii) the Reserve Amount (the ‘Revolving Credit Commitment’) and (b) the aggregate principal amount of all Revolving Loans made by Bank to Borrower during the term of this Agreement, the proceeds of which are used by Borrower for the purpose of consummating a Permitted Acquisition, shall not exceed Fifteen Million Dollars ($15,000,000). Each Revolving Loan requested and made hereunder which bears interest at a rate based upon the Base Interest Rate (as such term is defined in the Revolving Note) shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000). Each Revolving Loan requested and made hereunder which bears interest at a rate based upon the Reference Rate (as such term is defined in the Revolving Note) shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000). Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Credit Commitment. All Revolving Loans shall be requested before the Revolving Credit Commitment Termination Date, on which date all outstanding principal of and accrued but unpaid interest on all Revolving Loans shall be due and payable. Borrower’s obligation to repay the outstanding principal amount of all Revolving Loans, together with accrued but unpaid interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the ‘Revolving Note’) on the standard form used by Bank to evidence its commercial loans. Bank shall enter the amount of each Revolving Loan, and any payments thereof, in its books and records, and such entries shall be prima facie evidence of the principal amount outstanding under the Revolving Credit Commitment. The failure of Bank to make any notation in its books and records shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed hereunder. The proceeds of the Revolving Loans shall be disbursed pursuant to an Authorization to Disburse, on Bank’s standard form therefor, executed and delivered by Borrower to Bank, and used by Borrower for any of the purposes set forth in Section 2.3(a) hereinbelow.”
     (d) Section 6.5 of the Agreement is hereby amended to read in full as follows:
          “6.5 EBITDA.
               (a) Borrower and its Subsidiaries shall achieve EBITDA of not less than (i) Two Million Nine Hundred Thousand Dollars ($2,900,000) for the fiscal quarter ending June 30, 2009 and (ii) Four Million Dollars ($4,000,000) for each fiscal quarter ending thereafter; and
               (b) Borrower and its Subsidiaries shall achieve total EBITDA of not less than (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) as of the last day of the fiscal quarter ending June 30, 2009, (ii) Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) as of the last day of the fiscal quarter ending September 30, 2009, (iii) Twelve Million Five Hundred Thousand Dollars ($12,500,000) as of the last day of the fiscal quarter ending December 31, 2009 and (iv) Seventeen Million Dollars ($17,000,000) as of the last day of each fiscal quarter ending thereafter, in each case for the four (4) consecutive fiscal quarters ending on such date.”
          (e) Section 6.7 of the Agreement is hereby amended to read in full as follows:
               “6.7 Leverage Ratio. Borrower and its Subsidiaries shall maintain a Leverage Ratio of not greater than (a) 2.25 to 1.00 as of the last day of the fiscal quarter ending June 30, 2009, (b) 2.50 to 1.00 as of the last day of the fiscal quarter ending September 30, 2009 and (c) 2.00 to 1.00 as of the last day of each fiscal quarter ending thereafter.”
4. Effectiveness Of This Sixth Amendment. This Sixth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
          (a) A counterpart of this Sixth Amendment, duly executed by Borrower:
          (b) A waiver fee in connection with the waivers granted by Bank to Borrower pursuant to this Sixth Amendment in the sum of Twenty-Five Thousand Dollars ($25,000), which waiver fee shall be non-refundable;
          (c) A legal documentation fee in the sum of Eight Hundred Dollars ($800), which legal documentation fee shall be non-refundable; and
          (d) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Sixth Amendment.
5. Ratification.
          (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
          (b) Upon the effectiveness of this Sixth Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Sixth Amendment.

6. Representations and Warranties. Borrower represents and warrants as follows:
          (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
          (b) The execution, delivery and performance of this Sixth Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
          (c) This Sixth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
          (d) No event has occurred and is continuing or would result from this Sixth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.
7. Governing Law. This Sixth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
8. Counterparts. This Sixth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

               WITNESS the due execution hereof as of the date first above written.
“Borrower”
MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn H. Joffe Selwyn H. Joffe Chairman, President and Chief Executive Officer
“Bank”
UNION BANK, N.A.

By:	/s/ Cary L. Moore Cary L. Moore Senior Vice President